Exhibit 10.23

TRANSITION AND PRODUCTION AGREEMENT

THIS TRANSITION AND PRODUCTION AGREEMENT (the “Agreement”), effective as of November 14, 2006, (the “Effective Date”), by and between TherOx, Inc. a Delaware corporation, having a principal place of business at 2400 Michelson Drive, Irvine, CA 92612 (“TherOx”) and KMC Systems, Inc., a Delaware corporation, having a principal place of business at 220 Daniel Webster Highway, Merrimack, NH 03054 (“KMC”).

WHEREAS, TherOx is the owner of certain proprietary technology and expertise in the field of dissolving and stabilizing hyper-elevated concentrations of oxygen in saline solution, designed to treat ischemic myocardial tissue in heart patients;

WHEREAS, KMC is the owner of certain proprietary technology and expertise in the design, development and manufacture of medical instrumentation and equipment; and

WHEREAS, TherOx has designed and developed the NexGen System, referenced in the Proposal (as hereinafter defined), and desires to have KMC assist it in completing the transition to manufacture and to thereafter manufacture the Clinical Instrument and Instrument (as hereinafter defined) on an exclusive basis, and KMC desires to do so, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

As used in this Agreement:

1.1 “ATP” shall mean the Acceptance Testing Procedures for the Clinical Instrument or Instrument to be developed by TherOx with the assistance of KMC.

1.2 “Business Day” shall mean a day that is not Saturday, Sunday or a federal, New York or New Hampshire holiday on which commercial banks are closed for business in New York or New Hampshire.

1.3 “Clinical Instrument” shall mean a clinical production unit of the NexGen System, referenced in the Proposal, consisting of the elements set forth in the Clinical TDP, intended for clinical use only.

1.4 “Clinical TDP” shall mean the technical data package for the Clinical Instrument to be developed by TherOx, which includes, without limitation, detail mechanical drawings, assembly drawings, component specification drawings, bill of materials, schematic and assembly drawings, software, firmware, specifications relating to all of the foregoing, and the ATP for the Clinical Instruments.

1.5 “Customer-Supplied Materials” shall have the meaning set forth in Section 13.1 hereof.

1.6 “Dollars” or “$” shall mean United States dollars.

1.7 “ECO” shall mean an Engineering Change Order, a standard KMC document used to control incorporation of changes in the TDP or Clinical TDP.

1.8 “Effective Date” shall have the meaning set forth in the title to this Agreement.

1.9 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

1.10 “Initial Term” shall have the meaning set forth in Section 14.1 hereof.

1.11 “Instrument” shall mean a commercial production unit of the NexGen System, referenced in the Proposal, consisting of the elements set forth in the TDP, together with all future upgrades, modifications and derivatives thereof.

1.12 “Intellectual Property” shall mean all patentable and non-patentable inventions, ideas, discoveries, improvements, design rights, works of authorship, copyrights, trade secrets, know-how and any equivalent developed under this Agreement with respect to the Instrument, and paid for by TherOx.

1.13 “ISO” shall mean maintaining a quality system certified by a notified body to the International Standards Organization Quality System Standard ISO 13485.

1.14 “KMC Work Product” shall have the meaning set forth in Section 15.2 hereof.

1.15 “Proposal” shall mean the KMC Proposal attached hereto as Exhibit A.

1.16 “Project” shall have the meaning set forth in Section 2.1 hereof.

1.17 “Purchase Order” shall mean a binding and irrevocable written purchase order for instruments submitted by TherOx to KMC by registered mail, telefax or email, addressed to the attention of the KMC Contract Administration Department, containing an express reference to this Agreement, authorizing KMC to manufacture the Instruments under the purchase order (including the purchase by KMC of materials required for the manufacture of such Instruments), and obligating TherOx to purchase such Instruments from KMC.

1.18 “QSR” shall mean the Quality System Regulation 21 of the Code of Federal Regulations, part 820, for the development and manufacture of medical devices and in-vitro diagnostic products.

1.19 “Quality Plan” shall mean the KMC Manufacturing Quality Plan to be prepared by KMC and approved by TherOx, which will define the procedures, practices and requirements for the manufacture of the Clinical Instrument and Instrument by KMC.

1.20 “TDP” shall mean the technical data package for the Instrument to be developed by TherOx with the assistance of KMC, which includes, without limitation, detail mechanical drawings, assembly drawings, component specification drawings, bill of materials, schematic and assembly drawings, specifications relating to all of the foregoing, and the ATP for the Instruments.

1.21 “Term” shall mean the Initial Term and any extension of the Initial Term pursuant to Section 14.1 hereof.

1.22 “Unit Transfer Price” shall have the meaning set forth in Section 9.1 hereof.

1.23 “Work Request” shall mean a written document proposing changes, or additions of work scope to the then existing agreed upon scope of services and work to be performed by KMC. A Work Request will state the reason or basis of the request, an estimate of the anticipated costs associated with such change and an estimate of the impact on the schedule and the Unit Transfer Price.

1.24 “Work Product” shall have the meaning set forth in Section 15.1 hereof.

2.	TRANSITION TO MANUFACTURE

2.1 TherOx hereby authorizes KMC to immediately commence the Transition to Production Phase set forth in the Proposal and thereby provide all of the services outlined in the Proposal (the “Project”), and KMC hereby agrees to perform the same, all on the terms and subject to the conditions of this Agreement and the Proposal. In the event of any inconsistency between the terms or conditions of this Agreement and the Proposal, this Agreement shall control.

2.2 At all times, as between the parties, TherOx will have full control, authority and responsibility for design and development. While KMC may make recommendations with respect to the design and manufacturability of the Instrument, final approval of, and responsibility for, all recommended elements shall remain with TherOx. The functionality of the Instrument and its suitability to perform its required functions are a result of TherOx approved specifications and, accordingly, are also the responsibility of TherOx.

2.3 TherOx shall use its commercial best efforts to provide promptly the assistance, cooperation, feedback, directions and updates of any documentation and information upon which KMC is providing its services, including but not limited to as outlined in the Proposal, or as otherwise reasonably requested by KMC from time to time. It is acknowledged and agreed by the parties that KMC’s performance under this Agreement depends upon the full cooperation and performance of TherOx.

2.4 TherOx acknowledges that all cost estimates for the services provided by or on behalf of KMC under the Project, as well as any schedules (including task and phase breakouts) provided by KMC for the Project are made by KMC in good faith, and are based on the information available to KMC as of the date hereof. TherOx further acknowledges that in light of the nature of the Project, KMC cannot and does not represent or warrant that actual costs, pricing or schedules will not vary from such estimates.

3.	TOOLING AND TEST EQUIPMENT

KMC will purchase, with TherOx’s approval and at TherOx’s expense, or TherOx will supply at its expense, all necessary tooling and test equipment for the build, test and delivery of the Clinical Instrument and the Instrument, including but not limited to the tooling and test equipment

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

described in the Proposal. All such tooling and test equipment paid for (or supplied) by TherOx in accordance with the provisions of this Agreement shall remain the property of TherOx. KMC shall safeguard and maintain such tooling and test equipment in the same manner as it does its own tooling and equipment, provided that TherOx shall be responsible for all maintenance beyond ordinary and routine maintenance and for refurbishment and/or replacement of such tooling and test equipment. All tooling and test equipment developed or owned by KMC prior to this Agreement and all tooling and test equipment not paid for (or supplied) by TherOx shall remain the property of KMC.

4.	REGULATORY RESPONSIBILITY

4.1 TherOx shall be responsible for all submissions in connection with all necessary regulatory approvals to market, distribute and sell the Instruments. TherOx shall also be responsible for all follow-up communication and actions with regulatory agencies related to the Instrument, including but not limited to any import and export regulations, device tracking requirements and medical device reporting. KMC shall assist and support these efforts as reasonably required by TherOx and at TherOx’s expense.

4.2 KMC will be responsible for maintaining an FDA and ISO registered medical device manufacturing facility, in compliance with applicable QSR regulations. KMC will use commercially reasonable efforts to notify TherOx in advance of FDA or notified body inspections or audits relating to the Instruments. TherOx will have the option to be present at KMC’s facility during any such inspections or audits. KMC will provide TherOx copies of reports and responses relating to such inspections or audits.

5.	EXCLUSIVITY

TherOx (including its affiliates and their respective licensees) shall, directly and indirectly, throughout the Term, purchase all of the world-wide requirements for the Clinical Instrument and Instrument exclusively from KMC, provided all regulatory requirements and quality standards provided for in Section 4.2 hereof are maintained, and KMC shall produce for and sell to TherOx (including its affiliates and their respective licensees) all of their world-wide requirements for the Clinical Instrument and Instrument, all on the terms and subject to the conditions of this Agreement. Notwithstanding the preceding sentence, prior to launch of the Instrument in the U.S., TherOx shall have the right to manufacture not more than [***] ([***]) units of the Instruments and sell such units outside the U.S.

KMC shall not manufacture products utilizing technology in the field of [***] following the termination or expiration of this Agreement.

6.	PRODUCTION OF INSTRUMENTS

6.1 Upon release of the final TDP by TherOx and receipt of Purchase Orders from TherOx which are accepted in accordance with Section 7.2 hereof, KMC will build, test, label and ship the Clinical Instruments and Instruments in accordance with applicable QSR regulations (and other applicable FDA regulations and ISO standards as set forth in the Proposal) and the TDP.

6.2 Clinical Instruments and Instruments manufactured by KMC shall be subjected to the applicable ATP prior to shipment, and shall be deemed accepted by TherOx upon meeting the requirements of such ATP, as confirmed by KMC’s written certification provided to TherOx, and title to the Clinical Instruments and Instruments, and risk of loss thereof, shall transfer to TherOx upon meeting the requirements of such ATP.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

6.3 TherOx will supply to KMC at TherOx’s expense all materials necessary to perform the ATP.

6.4 The Instruments shall contain such trademarks, tradenames and logos as TherOx may designate from time to time, all of which shall be free from any claims of any third parties.

6.5 KMC and TherOx shall each identify an individual who has the primary responsibility for maintaining contact and communication with the other with regard to this Agreement.

6.6 TherOx may elect to have KMC provide post-production services in support of the Instrument. These services may include, without limitation: procurement and production of spare parts and/or sub-assemblies, management of spare parts/sub-assembly inventory (including shipments to field service sites), development of test equipment and procedures for testing of spare parts/sub-assemblies and/or post-warranty repair and refurbishment services. The parties shall negotiate a separate agreement to cover such support services.

7.	INSTRUMENT PURCHASE ORDERS

7.1 Purchase Orders. TherOx shall submit Purchase Orders stating (i) the desired quantity of units of the Clinical Instrument and Instrument to be produced under such Purchase Order, (ii) the requested shipping schedule for such Instruments, to commence not less than ninety (90) calendar days from the date of the Purchase Order and to be in quantities of not less than [***] ([***]) units per month, and (iii) shipment instructions for such Instruments. With the exception of such quantity, shipping schedule and shipping instructions, all other terms and conditions of any Purchase Order shall be void and of no force or effect.

7.2 Response to Purchase Orders. KMC will provide to TherOx a written response to each Purchase Order within ten (10) Business Days of KMC’s receipt of such Purchase Order, indicating either that the above terms of the Purchase Order respecting quantity, shipping schedule and instructions are acceptable as stated, or setting forth necessary adjustments. If the Purchase Order is in compliance with the binding portion of the forecast set forth in Section 8.2 and the other terms of this Agreement, then KMC must accept the Purchase Order. If KMC fails to respond to TherOx within said ten (10) Business Days, the Purchase Order shall be deemed accepted by KMC as issued by TherOx with respect to (i) through (iii) in Section 7.1 hereof. Likewise, if TherOx fails to respond to KMC’s written response within ten (10) Business Days of TherOx’s receipt of such written response, then the modifications to the Purchase Order set forth in such KMC written response shall be deemed accepted by TherOx.

7.3 Initial Order Commitment. TherOx’s initial Purchase Order consisting of not less than [***] ([***]) units of the Instrument (the “Initial Order”) shall be provided by TherOx to KMC no later than June 1, 2008, or three (3) months following FDA approval of the Instrument, whichever is later.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

7.4 Continuous Supply. Commencing with the Initial Order and throughout the Term, TherOx shall provide Purchase Orders for consecutive supply by KMC of at least [***] ([***]) units of the Instrument each month.

7.5 Production Delays. In the event KMC’s production activities under a Purchase Order are interrupted and/or delayed due to TherOx’s decision, action or omission, for any continuous period in excess of thirty (30) calendar days, then KMC reserves the right to immediately invoice TherOx, at KMC’s then standard sell rate, for all expenses incurred by KMC during the entire period of such delay or interruption. KMC will use commercially reasonable efforts to avoid and/or minimize such expenses, by using reasonable efforts to reallocate internal resources and attempting to negotiate alternative arrangements with outside suppliers of raw material.

8.	PRODUCTION FORECASTS

8.1 Forecast Requirement. No later than the required issuance date under Section 7.3 hereof for the Initial Order, and at the start of each quarter (i.e. three month period) thereafter throughout the Term (i.e., if the Initial Order is issued on June 1st then the forecast is due on September 1st, December 1st, March 1st and June 1st), TherOx shall provide KMC with a rolling forecast covering the anticipated delivery of Instruments for the twelve (12) consecutive month period commencing three (3) months from the date of the forecast (i.e., the forecast issued on June 1st will cover the period from September 1st through August 31st), each of which forecast shall be consistent with the minimum quantity of Instruments set forth in Section 7.4 hereof. Notwithstanding the foregoing, TherOx shall have no obligation hereunder to provide a rolling forecast to KMC after the date that is ninety (90) calendar days prior to the termination of the Term.

8.2 First 3 Months Binding Purchase Commitment. The first three (3) months of each rolling forecast shall constitute a firm, binding and irrevocable purchase commitment by TherOx to purchase such quantity of Instruments set forth in the forecast for such quarter and authorization for the purchase by KMC of the materials needed to manufacture, and manufacture, the Instruments forecasted for such quarter. In furtherance of the immediately preceding sentence, throughout the Term, TherOx shall be deemed to have an outstanding Purchase Order which covers, at a minimum, the number of units of the Instrument to be delivered during the first quarter of the then twelve (12) month forecast.

8.3 Supply of Quantity in Excess of Forecast. If the quantity of Instruments requested to be delivered under any Purchase Order is in excess of the applicable forecast, KMC shall use its reasonable commercial efforts to supply the entire quantity, subject (among other factors) to the timely receipt of all additional materials necessary to manufacture such units. The parties hereby acknowledge and agree that in any event, KMC shall not be in breach of its obligations hereunder for not satisfying any such excess requests by TherOx.

8.4 Extensions due to Longer Lead-Time for Materials. The arrangement presented under this Agreement for production forecasting and scheduling, and the timing of Purchase Order by TherOx and actual manufacture of Instruments by KMC, is predicated upon a maximum material lead-time of less than [***] ([***]) weeks. In the event that material is identified in the completed design of the Instrument that requires a longer lead-time, KMC and TherOx will make appropriate arrangements for advance material procurements and payment therefore.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

9.	UNIT TRANSFER PRICE FOR THE INSTRUMENT

9.1 Unit Transfer Price. The unit transfer price for each Clinical Instrument and Instrument will be determined based on the formula set forth below (the “Unit Transfer Price”). Exhibit B attached hereto sets forth examples of Unit Transfer Price calculations. The initial Unit Transfer Price for the Instrument shall be established by KMC following the release of the TDP and the completion of the Clinical Instruments, and shall be subject to further adjustments pursuant to Section 9.2 below.

Material Cost	=	Total Raw Material Cost X [***]
Labor Cost	=	Labor Hours X KMC then current Standard Sell Rates
Transfer Price	=	Material Cost + Labor Cost

9.2 Adjustments to Unit Transfer Price.

(a) Increase in Cost of Raw Materials. In the event the cost of raw materials increases for any reason, including as a result of a delay or interruption in KMC’s production activities, due to TherOx’s decision, action or omission or a change of vendor pursuant to Section 13.1 hereof, the then Unit Transfer Price shall be increased to reflect such increase in material cost.

(b) Decrease in Cost of Raw Materials. In the event the cost of raw materials decreases for any reason, the then Unit Transfer Price shall be decreased by KMC by an amount equal to [***] ([***]) of the reduction in the cost of raw materials.

(c) Unrealized Labor Efficiencies. The parties acknowledge and agree that the Unit Transfer Price takes into account the cost of labor for the continuous production of units of the Instrument at a minimum consecutive monthly run-rate of [***] ([***]) units per month. To the extent less than such agreed upon units of the Instrument are produced or such minimum run-rate is interrupted due to TherOx’s decision, action or omission, the then Unit Transfer Price shall be adjusted by KMC to reflect the negative impact on the labor costs caused by such change.

(d) Labor Cost. Provided the minimum Instrument run-rate under Section 7.4 hereof is maintained, labor costs shall not increase in any calendar year during the Term by more than the cost of living, as measured by the CPI Index for the Boston-Brockton-Nashua region as published by the United States Department of Labor (or any successor entity or index) (CUURA103SA0), without TherOx’s prior written approval, which approval shall not be unreasonably withheld.

(e) Annual Cost Improvements. In the event tooling is acquired which causes a decrease in KMC’s cost of production of the Instruments (raw material and/or labor costs), the party who paid for such tooling shall be entitled to fully recoup the cost of such tooling by adjusting the Unit Transfer Price as follows: (i) if TherOx paid for such tooling, the then Unit Transfer Price shall be reduced by one hundred percent (100%) of such savings until TherOx fully recoups the cost of such tooling, and (ii) if KMC paid for such tooling, the then Unit Transfer Price shall remain unchanged until KMC fully recoups the cost of such tooling. After the purchaser of such tooling fully recoups the cost of such tooling, the then Unit Transfer Price shall be decreased by KMC by an amount equal to [***] ([***]) of the reduction in KMC’s cost of production.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(f) Auditing of Cost Information. TherOx has the right, upon reasonable notice, to audit KMC’s costs to verify compliance with Sections 9.1 and 9.2. In no event will such audits occur more than two (2) times per year.

10.	WORK SCOPE CHANGES

10.1 Work Scope Changes. Either TherOx or KMC may, from time to time, propose a change in, or an addition to, the work scope in accordance with this Section. Such proposed change or addition may be a change in the TDP or additional work that is required or recommended to satisfy the overall goals and requirements of TherOx.

10.2 Process for Work Scope Changes. If TherOx proposes such change or elects to proceed with consideration of any proposed change by KMC, KMC will prepare and submit to TherOx a Work Request. After its receipt of the Work Request, TherOx, in its sole discretion, will determine whether or not to approve the Work Request. If TherOx determines to proceed with the changes detailed in the Work Request, then within ten (10) Business Days after its receipt of the Work Request, TherOx will notify KMC of that determination by signing and returning to KMC the subject Work Request. Failure to respond to KMC within such ten (10) Business Days shall constitute a rejection of the Work Request. KMC will implement changes approved by TherOx in accordance with the Work Request and the provisions of Section 10.3 below. All changes to the TDP will be effected by an ECO prepared by KMC and approved by TherOx.

10.3 Invoicing for Services Rendered under Work Request. Unless otherwise stated on the Work Request, KMC will submit invoices to TherOx on a monthly basis for actual expenses incurred, and for services rendered by KMC, in implementing an approved Work Request. If the Work Request results in a change in the Unit Transfer Price, once the change has been implemented, all subsequent invoices issued by KMC will reflect the amended Unit Transfer Price.

10.4 Reimbursement for Unapproved Work Requests. If TherOx asks KMC to prepare a Work Request that is expected to require a substantial amount of estimating effort, TherOx will reimburse KMC for the actual cost of the estimating effort in the event that the Work Request is not approved by TherOx. KMC shall notify TherOx prior to preparing any Work Request if it will require a substantial amount of estimating effort.

11.	INVOICING

11.1 Invoicing.

(a) TherOx shall be charged for all services provided by or on behalf of KMC in connection with the Project on a times and materials basis, at KMC’s then standard hourly and materials rate. KMC shall notify TherOx in advance of any increase in its standard hourly or materials rates. KMC shall invoice on a monthly basis for all labor and material expenditures, as well as travel and outside services fees.

(b) For tooling and test equipment that TherOx expressly authorizes KMC to purchase in writing, in the Clinical TDP, TDP, or otherwise, KMC shall invoice TherOx upon placing a purchase order for any such tooling or test equipment, at an amount equal to the sum of the submitted order to the supplier, plus [***] ([***]) for KMC’s handling charges.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(c) Prior to KMC placing purchase orders for any materials, it shall require TherOx, at KMC’s sole discretion, to either (i) pay an invoice for such materials to be issued by KMC in an amount equal to [***] ([***]) of the actual material cost to be incurred by KMC, or (ii) provide KMC with an irrevocable letter of credit to secure payment for such materials, issued by a reputable U.S. commercial bank, in an amount equal to [***] ([***]) of the actual material cost to be incurred by KMC, and in form and substance reasonably acceptable to KMC. The letter of credit will, at TherOx’s option, decrease in value by an amount equal to [***] ([***]) of the cost of materials necessary to manufacture a unit of the Clinical Instrument or Instrument each time an invoice for a Clinical Instrument or Instrument containing such materials is paid in full by TherOx. KMC shall have the right to drawdown against any letter of credit issued pursuant to this Subsection 11.1(c) upon the failure of TherOx to timely pay an invoice for a Clinical Instrument or Instrument containing such materials. Within ten (10) Business Days of any drawdown by KMC on the letter of credit, TherOx shall fully replenish the letter of credit, to the full current amount. TherOx’s failure to so replenish the letter of credit shall be deemed a material breach of this Agreement. Any amounts paid by TherOx for materials under this Subsection 11.1(c) shall be credited against the Unit Transfer Price of the Clinical Instruments or Instruments containing such materials to be delivered to TherOx, on a pro rata basis.

(d) KMC shall invoice TherOx for the Clinical Instruments and Instruments manufactured hereunder upon successfully completing the ATP, at the then Unit Transfer Price.

11.2 Payment. All invoices shall be paid by TherOx, in full, within thirty (30) calendar days of the date of invoice. Failure to make full payment of KMC invoices within the 30- calendar day period provided in this Agreement shall constitute a material breach by TherOx. Furthermore, KMC may assess TherOx interest at the rate of one and one-half percent (l 1/2%) per month or the maximum rate allowed by applicable law, whichever is lower, on any past due amount, together with its costs of collection (including, without limitation, attorneys’ fees and expenses). All invoices shall be payable to KMC in Dollars to a bank in the United States designated by KMC.

11.3 Dispute of Invoices. If TherOx wishes to dispute in good faith all or any part of an invoice, TherOx shall provide KMC a notice of the dispute within thirty (30) calendar days of the date of such invoice, and shall timely pay any undisputed portion of the invoice. TherOx and KMC agree to use all commercially reasonable efforts to resolve any disputes concerning the payment of invoices within thirty (30) calendar days after TherOx has provided such timely notice of dispute. If, notwithstanding such efforts, the parties are unable to resolve a dispute within such thirty (30) calendar day period, the parties shall submit the dispute to binding arbitration before a single arbitrator mutually agreeable to the parties (provided, however, that if the parties are unable to mutually agree upon such an arbitrator, within fifteen (15) calendar days of the commencement of an arbitration proceeding, then such arbitrator shall be selected by the American Arbitration Association in accordance with its then prevailing rules), which arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, to be held in the County of New York, State of New York. The fees and expenses of the arbitrator shall be borne equally by the parties. In the event the parties have not resolved such a dispute within ninety (90) calendar days after TherOx has provided such notice of dispute, KMC shall have the option to stop work under this Agreement until the dispute is resolved and TherOx shall have the option to manufacture Instruments or have Instruments manufactured by a manufacturer other than KMC until the dispute is resolved in KMC’s favor.

11.4 Taxes. TherOx shall pay all taxes, fees and duties or other amounts, however designated, including any value added taxes, which are levied or based upon the fees and other amounts charged by KMC to TherOx under this Agreement; provided that the foregoing shall not obligate TherOx to pay any taxes based on the income, gross receipts or property of KMC.

12.	SHIPMENT & TRANSPORTATION

12.1 F.O.B. Point. All prices are F.O.B. KMC’s plant. TherOx shall be responsible for the payment of all transportation charges incurred in connection with this Agreement.

12.2 Shipping Instructions. Normally KMC will ship in accordance with TherOx’s shipping instructions, including, if requested by TherOx, drop shipments to its designated customers. In the absence of specific instructions, KMC reserves the right to ship by the method it reasonably deems most appropriate to the TherOx facility.

12.3 Damage Claims. All claims for loss or breakage and damage, whether concealed or obvious, must be made to the carrier by TherOx within a reasonable time after receipt of the shipment, but in no event shall KMC be responsible for any such loss, breakage or damage, unless due to KMC’s gross negligence or willful misconduct.

13.	WARRANTY OF KMC

13.1 Warranty. KMC warrants to TherOx that the Clinical Instruments and Instruments manufactured by it hereunder will be free, under normal use and maintenance, from defects in material and workmanship for the shorter of (i) the period of fifteen (15) months from the date such Clinical Instruments or Instruments meet the requirements of the applicable ATP and TDP or (ii) the period of twelve (12) months from the date of shipment by KMC. KMC also warrants that the Clinical Instruments or Instruments meet the ATP, TDPs, and have been made in compliance with the Agreement and the Quality Plan. Any materials provided by TherOx from a third party source or as customer furnished or customer directed materials (collectively, “Customer-Supplied Materials”), and any defect caused by such Customer-Supplied Materials, are excluded from this warranty, and shall be the responsibility of TherOx. Any defects caused by the misuse or faulty maintenance of the Clinical Instrument or Instrument by TherOx, its customers or any other person or entity other than KMC (or a person under the control of KMC) are also excluded from this warranty and shall be the responsibility of TherOx. Furthermore, in the event any defect is caused by material provided by a customer directed source, KMC shall have the right to replace such source pursuant to a Work Request as set forth in Section 10.1 hereof, unless TherOx otherwise objects to KMC’s replacement. If TherOx objects to KMC replacing such source, then thereafter any such materials provided by such source shall be considered Customer-Supplied Materials.

13.2 Sole and Exclusive Remedy. As TherOx’s sole and exclusive remedy for any defects in the Clinical Instrument or Instrument, KMC will, at its option, repair or replace without charge, any Clinical Instrument or Instrument manufactured by it, which is found by KMC to be so defective; provided, however, that (a) the Clinical Instrument or Instrument, subassembly or part involved is returned by transportation designated by KMC to a location designated by KMC and (b) KMC is notified by TherOx in writing of the defect within the warranty period set forth in Section 13.1 hereof. No allowance will be made for repairs or replacements made without KMC’s written consent.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

13.3 Disclaimer. OTHER THAN THE WARRANTIES SPECIFIED HEREIN, KMC MAKES NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EXPRESSED OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY KMC AND EXCLUDED FROM THE TERMS OF THIS AGREEMENT.

14.	TERM AND TERMINATION

14.1 Term of Agreement. This Agreement will commence as of the Effective Date and, unless sooner terminated as herein provided, will continue in effect for a period of three (3) years commencing on the date of KMC’s shipment hereunder of the first Instrument, or delivery of the [***] ([***]) unit of the Instrument, whichever is later (the “Initial Term”). The Initial Term shall automatically extend for additional one (1) year periods unless either party provides the other party with written notice of termination not later than ninety (90) calendar days prior the end of the Initial Term or any extension thereof.

14.2 Termination by Either Party. This Agreement may be terminated at any time by notice in writing to the other party upon the occurrence of one or more of the following events:

(a) In the event of a material breach hereunder, then the non-breaching party may terminate this Agreement upon not less than thirty (30) calendar days (ten (10) calendar days with respect to payment of invoices) prior written notice, setting forth the alleged breach, unless the breach is cured prior to the expiration of such notice period.

(b) In the event that TherOx and its affiliates, in good faith, do not commercialize or permanently discontinue the marketing of the Instrument, TherOx shall have the right to terminate this Agreement upon not less than thirty (30) calendar days prior written notice to KMC; provided, however, if the marketing of the Instrument (or an instrument substantially similar thereto) is directly or indirectly reinstated by TherOx or any of its affiliates within two (2) years thereafter, then KMC shall have the right to have this Agreement reinstated. If KMC shall elect to so reinstate this Agreement after such termination, then the Term shall automatically be extended by the amount of time for which this Agreement was terminated.

(c) If either party shall file a petition in bankruptcy, or shall be adjudicated bankrupt, or shall take advantage of the insolvency law of any state or country, or shall make an assignment for the benefit of creditors, or shall have a receiver, trustee or other court officer appointed for its property, then the other party may terminate this Agreement upon written notice to the other.

(d) TherOx shall have the right to terminate this Agreement upon sixty (60) calendar days written notice if KMC is in breach of (i) any of the regulatory requirements and quality standards provided for in Section 4.2 hereof, or (ii) subject to Section 13 hereof, its timely shipment obligations under an accepted Purchase Order, other than a material breach under Section 14.2(a), unless the breach is cured prior to the expiration of such notice period.

14.3 Termination by KMC. In the event KMC’s production activities under a Purchase Order are interrupted and/or delayed due to TherOx’s decision, action or omission for any continuous period in excess of ninety (90) calendar days, then KMC shall have the right to terminate this Agreement.

14.4 Obligations Upon Termination.

(a) Neither termination nor expiration of this Agreement shall release any party from fulfilling any obligations which it may have incurred prior to any such termination or expiration. In the event of any termination of this Agreement, unless otherwise directed by TherOx (in the event of termination hereunder by TherOx) or unless such termination is by KMC, KMC will complete the outstanding activity.

(b) Upon the effective date of termination of this Agreement, TherOx shall pay KMC for all costs and charges incurred throughout termination, including but not limited to outstanding invoices. In addition to any other amounts due under this Agreement, TherOx shall pay KMC for all expenses incurred by KMC due to non-cancelable material and labor commitments made by KMC prior to receipt by KMC of a written notice of termination from TherOx or KMC’s issuance of a written notice of termination to TherOx. These expenses may include, but are not limited to, completed but uncompensated production labor hours expended, inventory and work-in-process, and materials ordered and not returnable or subject to cancellation, actual cancellation charges, restocking fees and other similar charges incurred by KMC, all at KMC’s then standard sell rates less advance payments, if any, made by TherOx to KMC toward such expenses. KMC will use its commercially reasonable efforts to minimize such termination expenses.

(c) Upon payment of all amounts due to KMC under this Agreement, including but not limited to outstanding invoices and termination expenses, KMC shall promptly deliver to TherOx, upon TherOx’s request, the TDP and such other materials paid for by TherOx, unless TherOx requests that any such materials be destroyed. Until such payment in full, TherOx hereby acknowledges and agrees that KMC shall have a purchase money security interest in the foregoing and TherOx hereby authorizes KMC to file such documents and notices, as may be necessary to evidence such security interest.

(d) Any termination under this Section 14 shall be in addition to such rights and remedies available to the terminating party under this Agreement, at law, in equity or otherwise.

(e) Termination of this Agreement will not relieve the parties hereto of their respective obligations of confidentiality, non-solicitation, or of any other obligations or liability accrued hereunder prior to such termination.

15.	INTELLECTUAL PROPERTY

15.1 Except for the KMC Work Product, all Intellectual Property conceived and reduced to practice by KMC, either solely or with TherOx, exclusively in the performance by KMC of its services under this Agreement (the “Work Product”) shall, to the extent that TherOx pays KMC the amounts due under this Agreement, be the sole and exclusive property of TherOx. KMC shall promptly disclose in writing to TherOx all Work Product. TherOx hereby grants to KMC a worldwide, perpetual, royalty-free, non-exclusive license to use the Work Product owned by TherOx for products that are non-competing with the Instrument.

15.2 KMC shall retain ownership of that portion of the Work Product that is related to manufacturing processes (the “KMC Work Product”).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

16.	INFRINGEMENT

Each party hereto shall use commercially reasonable efforts to not, with actual knowledge, incorporate into the instrument, or the manufacturing processes therefor, any proprietary or confidential technical information of any third party. Each party shall be obligated to promptly notify the other party of any claims or circumstances concerning infringements, misappropriations, imitation or unauthorized possession, knowledge or use of technology used in the design or manufacture of the Instrument.

17.	NON-SOLICITATION

During the Term and for a period of [***] ([***]) thereafter, neither KMC nor TherOx shall solicit directly or indirectly (whether for its own account or for the account of any other person or entity) for employment of any employees of the other.

18.	REPRESENTATIONS & WARRANTIES

Each of the parties hereto represents and warrants to the other party hereto that: (a) the execution, delivery and performance of this Agreement (i) has been duly authorized and represents its legal, valid and binding obligation, enforceable in accordance with its terms and (ii) does not contravene any contractual obligation or restriction binding upon or affecting such party; (b) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder; and (c) it has not and will not enter into agreements or commitments that conflict with the rights granted to the other party under this Agreement.

19.	INSURANCE COVERAGE

19.1 Insurance Obligation of KMC. KMC represents and warrants that it maintains, and shall maintain in good standing throughout the Term, comprehensive general liability insurance in an amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate. Upon written request by TherOx, KMC shall deliver to TherOx a certificate of insurance verifying such insurance coverage.

19.2 Insurance Obligation of TherOx. TherOx represents and warrants that it maintains, and shall maintain in good standing throughout the Term, comprehensive general liability insurance in an amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate. Upon written request by KMC, TherOx shall deliver to KMC a certificate of insurance verifying such insurance coverage.

20.	INDEMNITY

20.1 By TherOx. TherOx agrees to indemnify, defend and hold harmless KMC and its officers, directors, employees, customers and distributors and agents (the “KMC Indemnitees”) from and against any and all losses, costs, damages, liabilities and expenses of any kind whatsoever (including all reasonable attorneys’ fees and court costs) (collectively, “Damages”) claimed by or payable to third parties, attributable to any of the Clinical Instrument, Instrument, TherOx’s acts or omissions, or the services provided by KMC hereunder, except to the extent that same result solely and directly from the negligence or willful misconduct of KMC. In the event any claim is asserted or any suit is filed against an KMC Indemnitee for which TherOx may be required to indemnify KMC under this provision, KMC shall give TherOx prompt written notice of same. KMC shall cooperate with TherOx, at TherOx’s reasonable request and TherOx’s cost and expense, in the defense of any such claim. TherOx shall have the sole right to defend and/or settle such a claim, including selecting counsel of its choice.

20.2 By KMC. KMC agrees to indemnify, defend and hold harmless TherOx and its officers, directors, employees, and agents (the “TherOx Indemnitees”) from and against any and all Damages claimed by or payable to third parties, attributable to injury to persons or damage to property arising out of or in any way connected with the Instrument or the services provided by KMC hereunder, provided the same result solely and directly from the negligence or willful misconduct of KMC. In the event any claim is asserted or any suit is filed against an TherOx Indemnitee for which KMC may be required to indemnify TherOx under this provision, TherOx shall give KMC prompt written notice of same and shall cooperate with KMC, at KMC’s reasonable request and KMC’s cost and expense, in the defense of any such claim. KMC shall have the sole right to defend and/or settle such a claim, including selecting counsel of its choice.

21.	LIMITATION OF LIABILITY

21.1 Waiver of Consequential Damages. Except with regard to amounts payable to third parties pursuant to the indemnification obligations under Section 20 hereof, neither party shall be liable to the other in contract, tort or otherwise for special, indirect, incidental or consequential damages of any kind or nature.

21.2 Limitation on Liability. KMC’s liability on any claim of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement or performance or breach thereof, shall in no single ease, or in the aggregate, exceed the aggregate Dollar amount paid by TherOx to KMC under this Agreement.

22.	FORCE MAJEURE

Neither party hereto shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than the full and timely payment of all duly issued invoices hereunder) resulting from any cause or circumstance beyond its reasonable control, including, but not limited to, fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority; provided, however, that the party so affected shall give prompt notice thereof to the other party. No such failure or delay shall terminate this Agreement, and each party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstance of such failure or delay.

23.	ASSIGNMENT

This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and permitted assigns. It is specifically agreed, however, that neither party may assign its rights or duties pursuant to this Agreement without the written consent of the other party, except that either party may, without the other party’s consent, assign or transfer any right, title or interest under this Agreement to an entity with which the assigning party may merge or consolidate, which acquires all or substantially all of its business, or which controls, is controlled by or is under common control with the assigning party. Any attempted transfer or assignment contrary to the terms of the provision shall be null and void.

24.	AMENDMENTS

This Agreement may only be amended, modified, changed or assigned by a writing duly executed by KMC and TherOx. The terms of any Purchase Order or other document contrary or in addition to the terms of this Agreement shall be of no force or effect.

25.	ENTIRE AGREEMENT

This Agreement, along with its Attachments and the Quality Plan, constitute the entire understanding between the parties with respect to the subject matter hereof, and shall supersede and nullify all prior or contemporaneous agreements, whether written or oral, relating thereto; provided, however, that the parties shall continue to be bound by the Confidential Disclosure Agreement executed by the parties, dated as of November 28, 2005, which continues to be in full force and effect in accordance with its terms.

26.	NOTICES

Any notice required by the Agreement shall be sent by certified mail, postage prepaid, return receipt requested, or by prepaid courier delivery, or by facsimile, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party. Such notice, if received, shall be deemed to have been received, if by first class mail, on the tenth (10th) calendar day after posting; if by express courier, on the date of delivery by the courier; and if by telefax, upon transmission with confirmation of receipt.

For TherOx:	TherOx, Inc.
2400 Michelson Drive
Irvine, CA 92612
Attention: President
Fax No.: (949)757-1989

For KMC:	KMC Systems, Inc.
220 Daniel Webster Highway
Merrimack, NH 03054
Attention: President
Fax No.: (603) 594-7022

With a copy to:	KMC Systems, Inc.
220 Daniel Webster Highway
Merrimack, NH 03054
Attention: General Counsel
Fax No.: (603)886-2007

27.	GOVERNING LAW

This Agreement shall be governed, interpreted and construed in accordance with the internal laws of the State of New York, applicable to contracts made in and entirely performed in such State, and, therefore, without regard to its conflict of laws provisions. The parties hereby submit to the exclusive jurisdiction of the State and Federal Courts situated in the County of New York, State of New York, with regard to any disputes or claims under, arising out of or in connection with this Agreement.

28.	RELATIONSHIP OF PARTIES

The parties to this Agreement are independent contractors and not joint venturers or partners. Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement nor shall in any way pledge the other party’s credit or incur any obligation on behalf of the other party.

29.	WAIVER

The failure of either party to insist upon strict compliance with any of the terms, covenants, or conditions herein shall not be deemed a waiver by such party of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other times, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

30.	SEVERABILITY

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision declared invalid or unenforceable by a court of competent jurisdiction shall be deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect.

31.	FEES AND EXPENSES

Except as otherwise provided in this Agreement, each of the parties hereto shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, or other representatives) incurred in connection with this Agreement and the transactions contemplated hereunder, whether or not such transactions are consummated.

32.	COUNTERPARTS

This Agreement may be fully executed in two (2) original counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THEROX, INC.

/s/ Kevin T. Larkin
By:	Kevin T. Larkin
Title:	President and Chief Executive Officer

KMC SYSTEMS, INC.

/s/ Pat McNallen
By:	Pat McNallen
Title:	President

Exhibit A

KMC Proposal

PROPOSAL

FOR

TherOx, Inc.

[KMC LOGO]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

AMENDMENT TO TRANSITION AND PRODUCTION AGREEMENT

THIS AMENDMENT (this “Amendment”) is made to the Transition and Production Agreement (the “Agreement”) dated November 14, 2006, between TherOx, Inc. (“ThereOx”), and KMC Systems, Inc. (“KMC”).

WHEREAS TherOx and KMC desire to clarify the exclusivity obligations to the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, TherOx and KMC agree to amend the Agreement as follows:

1.	The final paragraph of Section 5, EXCLUSIVITY, is hereby amended to read:

Throughout the Term KMC shall manufacture products utilizing technology in the field of dissolving and stabilizing hyper-elevated concentrations of oxygen in saline solutions solely for the purposes of supplying the requirements of TherOx for the Clinical Instrument and the Instrument pursuant to this Agreement. KMC shall not manufacture products utilizing technology in the field of [***] following the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to Transition and Production Agreement to be executed by their respected duly authorized officers as of the day and year last set forth below.

THEROX, INC.

/s/ Kevin T. Larkin
Kevin T. Larkin
President and Chief Executive Officer

Date:	Jan 22, 2008

KMC SYSTEMS, INC.

/s/ Pat McNallen
Pat McNallen
President

Date:	Jan 22, 2008